Exhibit C

HLHZ BOOK

CLIENT TAG	ENTITY TAG	PATH/FILE
Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

NOTES, ASSOCIATED FILES, SPECIAL INSTRUCTIONS, ETC.

Confidential

MAY 2005	Presentation to the Special Committee of the Board of Directors of Vermont Teddy Bear Co., Inc.

Confidential	Fairness Opinion

     Houlihan Lokey Howard & Zukin Financial Advisors, Inc.
     245 Park Ave, 20th Floor
     New York, New York 10167
     212-497-4100
     www.HLHZ.com
     New York.       Los Angeles       Washington D.C        Chicago        San Francisco        Minneapolis        Dallas        Atlanta        London

Confidential

Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Confidential

Executive Summary

Confidential

Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Executive Summary

SCOPE OF ENGAGEMENT

PROPOSED TRANSACTION

•

We understand that the Vermont Teddy Bear Co., Inc. (the “Company” or “Vermont Teddy Bear”) is considering entering a possible merger transaction with Hibernation Holding Company, Inc., (the “Buyer”) and Hibernation Company, Inc., a wholly-owned subsidiary of the Buyer (the “Merger Subsidiary”). We understand that the Buyer is a company owned by Mustang Management Partners, LLC (“Mustang”).

•

We further understand that the acquisition of the Company will be effectuated through a merger (the “Merger”) of the Merger Subsidiary into the Company with the Company becoming a wholly-owned subsidiary of the Buyer.

•

Furthermore, we understand that certain holders of the common shares of the Company have agreed to contribute all or a portion of their shares to the Buyer, in exchange for common equity interests in the Buyer (the “Common Rollover Shares”) and the remaining common shares of the Company (other than Treasury shares and dissenting shares) will be converted into the right to receive $6.50 in cash, less any applicable withholding taxes (the “Merger Consideration”).

•

We further understand that the sole holder of the company’s Series A preferred stock (“Series A”) has agreed to contribute her Series A shares to the Buyer, in exchange for an equity interest in the Buyer[1] (the “Preferred Rollover Shares.”).

•	The Common Rollover Shares and the Preferred Rollover Shares are collectively referred to as the “Rollover Shares.”

•

We further understand that (i) the Treasury shares of the Company will be cancelled and (ii) the Series C preferred stock of the Company (“Series C”) and Series D preferred stock of the Company (“Series D”) shall be converted into the right to receive the Merger Consideration on an as-converted basis and the shares will be automatically cancelled and cease to exist post Merger.  It is our understanding that there is no Series B preferred stock of the Company (“Series B”) currently outstanding.  The Company’s common shares, the Series A, the Series B, the Series C and the Series D are collectively referred to as the “Company Capital Stock”.

•	The Merger and other related transactions disclosed to Houlihan Lokey are referred collectively herein as the “Transaction”.

[1] Currently contemplated to be a mirror preferred security.

Confidential

Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Executive Summary

SCOPE OF ENGAGEMENT (CONTINUED)

CONTENTS OF THE OPINION

•	We understand that the Company’s Board of Directors (the “Board”) has organized a special committee (the “Committee”) to consider certain matters relating to the Transaction.

•

We further understand that the Committee has requested that Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) render an opinion (the “Opinion”), to the Committee and the Board, as to the fairness of the Merger Consideration to the holders of the Company’s Capital Stock (other than the holders of Rollover Shares) from a financial point of view.

•	The Opinion does not address:

	•	the Committee’s, the Company’s, the Company’s security holders’ or any other parties’ underlying business decision to effect the Transaction;

	•	the fairness of any portion of the Transaction not expressly addressed in this Opinion;

	•	the fairness of the Merger Consideration relative to the value of the Common Rollover Shares;

•

the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or any other party other than those set forth in the Opinion;

	•	the tax or legal consequences of the Transaction to either the Company, its security holders, or any other party; or

	•	whether any security holder should vote in favor of the Transaction.

Confidential

Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Executive Summary

SCOPE OF ENGAGEMENT (CONTINUED)

ANALYSES PERFORMED

In our assessment of the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of the Company’s Capital Stock (other than the holders of Rollover Shares), Houlihan Lokey analyzed or reviewed the following:

•	The trading history of the Company’s common stock;

•	The premium/(discount) to the Company’s common stock price per share implied by the Transaction;

•	Premiums/(discounts) realized in change of control transactions involving similar companies;

•	The value of the Company as determined by our independent valuation analyses;

•	The Company’s ownership profile; and

•	The sales process undertaken by the Company and its financial advisor leading up to the Transaction.

Confidential

Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Executive Summary

SUMMARY OF DUE DILIGENCE

In connection with the Opinion, we have made such reviews, analyses and inquiries as we deem necessary and appropriate under the circumstances. Among other things, we have:

•

reviewed the Company’s annual reports to shareholders and on Form 10-K for the fiscal years ended June 30, 2000 through 2004, quarterly reports on Form 10-Q for the six months ended December 31, 2004,  the Company’s unaudited financial results for the months ended January 31, 2005 to March 31, 2005, and the draft of the Form 10-Q for the quarter ended March 31, 2005, which the Company’s management has identified as being the most current financial statements available;

•	reviewed the draft of the amended Form 10-K/A for fiscal year ended June 30, 2004;

•	reviewed the merger agreement between the Buyer and the Company (the “Merger Agreement”), dated May 16, 2005;

•	reviewed the draft Shareholder Voting Agreement and Proxy;

•	reviewed the Stockholder’s Agreement;

•	reviewed the draft term sheets for the senior bank debt and senior subordinated debt;

•	reviewed the draft term sheets and commitment letters for the bridge loan and equity financing;

•

met or spoke with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company, and met or spoke with representatives of the Company’s investment bankers to discuss certain matters;

•	visited certain facilities and business offices of the Company;

•	reviewed forecasts and projections prepared by the Company’s management with respect to the Company for the years ended June 30, 2005 through 2010;

•	reviewed the historical market prices and trading volume for the Company’s publicly traded securities;

•

reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction; and

•	conducted such other studies, analyses and inquiries as we have deemed appropriate.

Confidential

Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Executive Summary

LIMITING CONDITIONS

•	We have not been requested to, and did not:

• initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction or any alternatives to the Transaction; or

• negotiate the terms of the Transaction.

•	Our analysis is necessarily based on the latest available information as of the date of this presentation.

•

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

•	We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it.

•	We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company.

•	Our analysis is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this presentation.

Confidential

Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Executive Summary

SUMMARY OBSERVATIONS

•

Under the terms of the Transaction, the holders of the Company’s Capital Stock (other than (i) dissenting shares, or (ii) the Rollover Shares) will receive $6.50 in cash less any applicable withholding taxes, which represents a 35.1% premium[1] to the Company’s 30 day average price of $4.81.

•

On December 28, 2004, the Company’s common stock increased approximately 44% to close at $6.50.  For a total of 15 days during the period December 29, 2004 to February 14, 2005, the Company’s common stock traded at prices above the offer price.  The Company’s stock price has not traded above $6.50, except for a brief period in 2005, since the end of 1994.

•	The Merger Consideration is in the range of our independent valuation of the common equity of the Company.

•

The Company through its financial advisor Covington Associates LLC (“Covington”) conducted a sales process beginning in October 2004. Covington contacted 94 potential buyers, 63 parties executed confidentiality agreements and 8 non-binding indications of interest were received, ranging from $28.0 million to $43.8 million on an enterprise value basis. Several potential strategic purchasers were also contacted, none of which made an offer.

•	There is a break-up fee of $1.6 million or approximately 2.9 percent[2] of the transaction value, which is within the range of break-up fees observed in comparable change of control transactions.

•

There is also a requirement to pay $0.5 million as expense reimbursement in certain circumstances (which would be netted against the $1.6 million break up fee). The Company was not required to agree to expense reimbursement for Mustang prior to the commencement of due diligence, which was a requirement of other financial buyers.

[1] Assumes no withholding taxes.
[2] Break up fee is 2.9% of the transaction value of $55.5 million.

Confidential

Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Executive Summary

FAIRNESS CONCLUSION

•	It is our opinion that the Merger Consideration is fair to the holders of the Company’s Capital Stock (other than the holders of Rollover Shares) from a financial point of view.

Confidential

Transaction Overview

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Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Transaction Overview

TRANSACTION SUMMARY[1]

•

Overview: Acquisition of the Company via a merger with Merger Subsidiary with the Company becoming a wholly-owned Subsidiary of the Buyer with the Company’s Capital Stock (other than dissenting shares) being treated as follows:

	•	Common Stock:

•

Certain holders of the common shares of the Company (representing approximately 14.6% of fully diluted shares outstanding) have agreed to contribute their common shares to the Buyer, in exchange for common equity interests in the Buyer (the “Common Rollover Shares”), which will be subordinate to the preferred shares being issued to the Buyer.

• The remaining shares will be converted into the right to receive $6.50 in cash, less any applicable withholding taxes (“Merger Consideration”)

	•	Treasury Stock:[2] Shall be cancelled.

	•	Series A (“Preferred Rollover Shares”):

• Joan Martin is the sole owner of the Series A and has agreed to contribute her shares in exchange for an equity interest in the Buyer.

	•	Series B: NA.

•

Series C and Series D: Each class shall be converted into the right to receive the Merger Consideration on an as converted basis and the shares will be automatically cancelled and cease to exist post Merger.

[1] The description of various agreements described in this section are summaries and the actual documentation should be referred to for the precise terms.
[2] Defined as shares of common stock, Series A, Series B, Series C or Series D owned by the Company or by any wholly-owned subsidiary of the Company.

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Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Transaction Overview

TRANSACTION SUMMARY (CONTINUED)

•	Voting:

	•	Two-thirds approval required from the Company’s common shareholders, including the holders of the Series C and the Series D voting on an as-converted basis.

	•	Dissenting shareholders will have appraisal rights under New York Business Corporation Law.

•

Shareholder Support Arrangement: The current terms of the Transaction include a voting agreement with shareholders whose combined ownership represents approximately 58.4 percent of shares presently outstanding (on a voting basis).

	•	Shareholder Support Arrangement terminates if Merger Agreement terminates or the Board changes its recommendation.

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Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Transaction Overview

TRANSACTION SUMMARY (CONTINUED)

•	Termination Fee: $1.6 million, or 2.9% of total Transaction (or 3.5% of enterprise value) upon termination of Merger agreement due to:

•

The failure of the Board (or Committee) to recommend approval of the Company Voting Proposal, or the withdrawal or modification of its recommendation of the Company Voting proposal in any manner adverse to the Buyer.

	•	The Board’s approval or recommendation of an Acquisition Proposal to the stockholders of the Company.

•

The commencement of a tender offer or exchange offer for at least 50% of the Company’s outstanding common stock where the Board (or Committee) recommends that the stockholders of the Company tender their shares in such tender or exchange offer, or fails to recommend against acceptance of such offer.

	•	The Company’s willful failure to hold the Company’s Stockholder Meeting and submit the Company Voting Proposal to its stockholders by September 29, 2005.

•

A failure by the Company to obtain the requisite vote of its stockholders in favor of the Company Voting Proposal at the Company’s Stockholder Meeting if (i) prior to termination of the Merger Agreement an Acquisition Proposal shall have been publicly announced or otherwise become publicly known and the Board or Committee determines in good faith after consultation with its outside counsel and its financial advisor that such Acquisition Proposal reasonably may likely lead to a Superior Proposal, AND (ii) the Company consummates, or enters into an agreement with respect to, such Acquisition Proposal within 270 days of such termination.

•

The Company’s acceptance of a Superior Proposal that does not result from a breach of the Merger Agreement where the Board (or Committee) determines in good faith after consultation with its outside counsel that its fiduciary obligations require it to terminate the Merger Agreement.

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Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Transaction Overview

TRANSACTION SUMMARY (CONTINUED)

•	The Company shall reimburse the Buyer for up to $0.5 million of Expenses actually incurred by Buyer prior to termination of the Merger Agreement in the event of:

•

The Company’s breach of or failure to perform any representation, warranty, covenant or agreement which (i) would cause any condition to closing of the Merger to not be satisfied and (ii) shall not have been cured within the period specified in the Merger Agreement.

•

A failure by the Company to obtain the requisite vote of its stockholders in favor of the Company Voting Proposal at the Company’s Stockholder Meeting if (i) prior to termination of the Merger Agreement an Acquisition Proposal shall have been publicly announced or otherwise become publicly known and the Board or Committee determines in good faith after consultation with its outside counsel and its financial advisor that such Acquisition Proposal reasonably may likely lead to a Superior Proposal (and if such Acquisition Proposal is consummated, the Company shall pay the $1.6 million termination fee, less the Expenses actually reimbursed), OR (ii) the Company consummates, or enters into an agreement with respect to, an Acquisition Proposal within 270 days of such termination.

•

The Company shall reimburse the Buyer for up to $0.4 million of expenses actually incurred by Buyer prior to termination of the Merger Agreement in the event of a failure by the Company to obtain the requisite vote of its stockholders in favor of the Company Voting Proposal at the Company’s Stockholders’ Meeting for any reason other than as specified above.

Confidential

Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Transaction Overview

TRANSACTION SUMMARY (CONTINUED)

•	The Merger Agreement may be terminated by written notice as follows:

	•	by mutual consent of the Buyer, the Merger Subsidiary and the Company;

	•	by either the Buyer or the Company if the Merger shall not have been consummated by September 30, 2005 (the “Outside Date”);

•

by either the Buyer or the Company if the approval of any Governmental Entity of competent jurisdiction required for consummation of the Transaction shall have been denied by final nonappealable action of such Governmental Entity;

•

by either the Buyer or the Company if at the Company Stockholders’ Meeting at which a vote on the Company Voting Proposal is taken, the requisite vote of the stockholders of the Company in favor of the Company Voting Proposal shall not have been obtained;

	•	by the Buyer, if:

•

a majority of the members of the Board (or Committee) do not recommend approval of the Company Voting Proposal or withdraw or modify its recommendation of the Company Voting Proposal in any manner adverse to Buyer;

• the Board (or Committee) approves or recommends to the stockholders of the Company an Acquisition Proposal;

•

a tender offer or exchange offer for 50% or more of the outstanding common shares has commenced (other than by the Buyer or an Affiliate of the Buyer) and the Board (or Committee) recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, fails to recommend against acceptance of such offer; or

Confidential

Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Transaction Overview

TRANSACTION SUMMARY (CONTINUED)

•

the Company shall have, in violation of the Merger Agreement, willfully failed to hold the Company Stockholders’ Meeting and submit the Company Voting Proposal to the Company’s stockholders by September 29, 2005;

•

by the Company, if the Board (or Committee) in response to a Superior Proposal, as defined in the Merger Agreement, that did not result from a breach of the no solicitation provisions determines in good faith after consultation with its outside counsel, that its fiduciary obligations require it to terminate the Merger Agreement; provided, that (i) the Company has, at least five (5) business days prior to such termination, notified the Buyer in writing that it has received a superior proposal, (ii) the Buyer shall not have made, within five (5) business days of receipt of such notice, a binding written offer that the Board (or Committee) determines in good faith, after consultation with its financial advisor and its legal counsel, provides benefits to the Company’s stockholders at least equal to those of such superior proposal and (iii) the Company intends to enter into a definitive acquisition agreement providing for the consummation of such superior proposal or to seek an alternative Acquisition Proposal on terms al least equal to those of the superior proposal;

•

by the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the representations, warranties and obligations of the Company not to be satisfied, and (ii) shall not have been cured within 10 business days following receipt by the Company of written notice of such breach or failure to perform from the Buyer, provided that such time period shall be extended to 20 business days if the Company has made good faith diligent efforts to cure such breach or failure to perform within such 10 business day period; or

•

by the Company, if there is a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer or the Merger Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause the representations, warranties and obligations of the Buyer and the Merger Subsidiary not to be satisfied, and (ii) shall not have been cured within 10 business days following receipt by the Buyer of written notice of such breach or failure to perform from the Company, provided that such time period shall be extended to 20 business days if the Buyer has made good faith diligent efforts to cure such breach or failure to perform within such  business day period.

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Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Transaction Overview

TRANSACTION SUMMARY (CONTINUED)

•	Treatment of Options

	•	Director’s options will be cashed out.

•

Vested and non-vested options will either be (i) cash out ($6.50 less the exercise price) or (ii) rolled into options of the surviving corporation with the same terms and conditions provided, however that the number of shares of common stock of the surviving corporation issuable upon the exercise, and the exercise price, of each such Surviving Option shall be equitably adjusted based upon the capitalization of the surviving corporation.

•	Treatment of Warrants

	•	Certain warrants will be either rolled over or cashed-out and other warrants in Buyer will be issued pursuant to a separate agreement with the warrant holder.[1]

[1] Warrants are held by WP Carey who has approval rights over the Merger.

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Fairness Considerations / Analysis

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Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Fairness Considerations

FAIRNESS CONSIDERATIONS

Pricing Considerations

•

The $6.50 offer price represents a 21.5 percent to 35.1 percent premium to the Company’s 1-day and average 30-day common stock closing share price, respectively and a 44.4 percent to 21.5 percent premium to the one-month low and high share price of the Company’s common stock, respectively.

•	The Consideration is in the range of our independent valuation of the Company.

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Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Fairness Considerations / Analysis

FAIRNESS CONSIDERATIONS (CONTINUED)

•

The offer price of $6.50 results in Enterprise Value (“EV”) / Revenue and EV / Earnings Before Interest Taxes Depreciation and Amortization (“EBITDA”) multiples of 0.7x and 7.1x respectively, which while below the mean multiples for the comparable companies is above the Company’s recent trading multiples. In addition, the offer price is within the range of Houlihan Lokey’s independent valuation and represents a 11.9% premium to the lower end of our valuation range.

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Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Fairness Considerations

FAIRNESS CONSIDERATIONS (CONTINUED)

•

We observe that approximately 94% of the prior twelve months trading volume has occurred at price levels below the offer price of $6.50 per share.  Additionally we note, that in the past month 100% of the trading volume has occurred at prices below $6.50 per share.

[1] Source: FactSet

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Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Fairness Considerations

FAIRNESS CONSIDERATIONS (CONTINUED)

•

The Company’s share price has been relatively volatile throughout the last six months. The stock price recorded a year to date (“YTD”) high of $7.28 on February 7, 2005, however prices have since declined to near YTD lows.

•	The Company’s stock price has not traded above $6.50, except for a brief period in 2005, since the end of 1994.

[1] Source: Bloomberg

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Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Fairness Considerations / Analysis

FAIRNESS CONSIDERATIONS (CONTINUED)

Deal Terms – Break-Up Fees

•

The Transaction break-up fee of $1.6 million or approximately 2.9 percent of the transaction value is in the range of break-up fees observed in comparable change of control transactions, which ranged from 1.2 percent to 5.0 percent of total transaction value with a mean and median of 3.1 percent.

•

There is also a requirement to pay $0.5 million as expense reimbursement in certain circumstances (which would be netted against the $1.6 million break up fee). The Company was not required to agree to expense reimbursement for Mustang prior to the commencement of due diligence, which was a requirement of other financial buyers.

[1] Break up fees were selected from transactions within the retail industry.

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Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Fairness Considerations / Analysis

FAIRNESS CONSIDERATIONS (CONTINUED)

Deal Terms – Shareholder Vote

• The Transaction is subject to approval by two thirds of the Company’s voting common and preferred shareholders (voting together).

• Ownership of common stock is concentrated with the top five insiders owning 45.8 percent of the voting interest.

[1] TSG Preferred shares receive 9,532 votes for each preferred share outstanding.
[2] Series D Preferred shares receive 2,832 votes for each preferred share outstanding.

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Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Fairness Considerations

FAIRNESS CONSIDERATIONS (CONTINUED)

Deal Terms – Shareholder Vote (continued)

•

As a condition to the Merger Agreement, certain holders of Rollover Shares and certain stockholders who are otherwise affiliated with the Company will be required to enter into a voting agreement with the Buyer.

Financing

•

Approximately $21.0 million of the total deal value will be financed with debt, including the assumption of the existing capital lease obligations. The Buyer anticipates that approximately $9.7 million will be provided in the form of a revolver and senior terms loans[1], $6.5 million in subordinated debt, and $4.8 million of the existing capital leases.

•

The total equity investment will be approximately $26.8 million, consisting of convertible preferred equity (contributed by the Buyer) and Common Rollover Shares (approximately $6.6 million excluding options).

Conclusion

• It is our opinion that the Merger Consideration is fair to the holders of the Company’s Capital Stock (other than the holders of Rollover Shares) from a financial point of view.

[1]   The Company has a term sheet for (i) up to $9.9 million in a term loan and (ii) a $6.5 million revolver. The subordinated debt is currently being contemplated to be provided by Baupost Capital L.L.C., in lieu of the completion of negotiations with other lenders.

Valuation Methodology and Detail

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Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Valuation Methodology and Detail

VALUATION ANALYSIS AND REVIEW

Houlihan Lokey’s analysis included (i) a review of the trading prices and volume for the Company’s publicly traded securities as well as (ii) an independent analysis of the fair market value of the Company using three widely accepted methodologies.

The methodologies employed were:

1. Market Multiple Methodology

2. Comparable Transaction Methodology

3. Discounted Cash Flow Methodology

MARKET MULTIPLE METHODOLOGY

The market multiple methodology involved the multiplication of revenues by appropriate risk-adjusted multiples.  Multiples were determined through an analysis of certain publicly traded companies, which were selected on the basis of operational and economic similarity with the principal business operations of the Company.  Revenue and earnings multiples, when applicable were calculated for the comparable companies based upon daily trading prices.  A comparative risk analysis between the Company and the public companies formed the basis for the selection of appropriate risk adjusted multiples for the Company.  The risk analysis incorporates both quantitative and qualitative risk factors which relate to, among other things, the nature of the industry in which the Company and other comparable companies are engaged.

COMPARABLE TRANSACTION METHODOLOGY

The comparable transaction methodology, also involved multiples of earnings and cash flow.  Multiples used in this approach were determined through an analysis of transactions involving controlling interests in companies with operations similar to the Company’s principal business operations.

Given the lack of (i) comparability of the transactions and (ii) publicly available information, we did not rely on this methodology.

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Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Valuation Methodology and Detail

VALUATION ANALYSIS AND REVIEW (CONTINUED)

DISCOUNTED CASH FLOW METHODOLOGY

The discounted cash flow methodology involved estimating the present value of the projected cash flows to be generated from the business and theoretically available to the capital providers of the Company. A discount rate was applied to the projected future cash flows to reflect all risks of ownership and the associated risks of realizing the stream of projected cash flows. Since the cash flows are projected over a limited number of years, a terminal value was computed as of the end of the last period of projected cash flows. The terminal value is an estimate of the value of the enterprise on a going concern basis as of that future point in time. Discounting each of the projected future cash flows and the terminal value back to the present and summing the results yields an indication of value for the enterprise.

TRADING VALUE METHODOLOGY

The trading value methodology relies on market indications. The Company’s common stock price multiplied by the number of diluted shares outstanding produces the market value of equity of the company.  For the Company, the equity value on an aggregate basis was adjusted for cash (including cash to be received upon the exercise of options), book debt, litigation liabilities and outstanding preferred stock to derive its enterprise value.

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Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Valuation Methodology and Detail

VALUATION SUMMARY

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Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Valuation Methodology and Detail

REPRESENTATIVE LEVELS

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Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Valuation Methodology and Detail

TRADING VALUATION

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Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Valuation Methodology and Detail

MARKET MULTIPLE ANALYSIS

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Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Valuation Methodology and Detail

MARKET MULTIPLE ANALYSIS (CONTINUED)

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Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Valuation Methodology and Detail

MARKET MULTIPLE ANALYSIS (CONTINUED)

[1] Based on average trading values.

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Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Valuation Methodology and Detail

HISTORICAL MULTIPLES ANALYSIS[1]

[1] Comparable Companies include: 1-800 Flowers, Build-A-Bear, Boyds, Redenvelope, Russ Berrie, Ftd Group.

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Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Valuation Methodology and Detail

HISTORICAL MULTIPLES ANALYSIS (CONTINUED)[1]

[1] Comparable Companies include: 1-800 Flowers, Build-A-Bear, Boyds, Redenvelope, Russ Berrie, Ftd Group.

Confidential

Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Valuation Methodology and Detail

DISCOUNTED CASH FLOW ANALYSIS

[1]   Based on management projections which were provided to the Buyer and other potential acquirers. The projected EBITDA growth rates are above what the Company has achieved historically. Further, the Company has recently missed its forecasts for Q2 and Q3 FY2005.

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Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Valuation Methodology and Detail

WEIGHTED AVERAGE COST OF CAPITAL

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Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Valuation Methodology and Detail

WEIGHTED AVERAGE COST OF CAPITAL (CONTINUED)

Confidential

Appendices

Confidential

Appendices

Overview of Vermont Teddy Bear
Float Analysis
Comparable Transaction Analysis
Selection and Profile of Comparable Companies

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Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Overview of Vermont Teddy Bear

BUSINESS SEGMENT FINANCIALS

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Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Overview of Vermont Teddy Bear

OPERATING PERFORMANCE

[1] Source: FactSet

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Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Overview of Vermont Teddy Bear

VERMONT TEDDY BEAR STOCK PERFORMANCE

[1] Source: FactSet

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Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Overview of Vermont Teddy Bear

VERMONT TEDDY BEAR STOCK PERFORMANCE (CONTINUED)

[1] The Comps Index includes the following companies: 1-800 Flowers, Build A Bear, Boyds, Redenvelope, Russ Berrie, and FTD.

Confidential

Appendices

Overview of Vermont Teddy Bear
Float Analysis
Comparable Transaction Analysis
Selection and Profile of Comparable Companies

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Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

FLOAT ANALYSIS

FLOAT ANALYSIS SUMMARY[1]

[1] Sources: FactSet & Bloomberg.

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Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

FLOAT ANALYSIS

PUBLIC FLOAT / SHARES OUTSTANDING[1]

[1] Sources: FactSet & Bloomberg.

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Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

FLOAT ANALYSIS

90-DAY AVERAGE DAILY VOLUME / PUBLIC FLOAT[1]

[1] Sources: FactSet & Bloomberg.

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Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

FLOAT ANALYSIS

90-DAY AVERAGE DAILY VOLUME / SHARES OUTSTANDING[1]

[1] Sources: FactSet & Bloomberg.

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Appendices

Overview of Vermont Teddy Bear
Float Analysis
Comparable Transaction Analysis
Selection and Profile of Comparable Companies

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Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Comparable Transaction Analysis

COMPARABLE TRANSACTION ANALYSIS

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Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Comparable Transaction Analysis

FAIRNESS CONSIDERATIONS (CONTINUED)

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Appendices

Overview of Vermont Teddy Bear
Float Analysis
Comparable Transaction Analysis
Selection and Profile of Comparable Companies

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Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

               Selection and Profile of Comparable Companies

1-800-FLOWERS.COM INC.

1-800-FLOWERS.COM, Inc. began its operations in 1976. The Company is a gift retailer, providing a broad range of thoughtful gift products including flowers, plants, gourmet foods, candies, gift baskets, and other unique gifts to the company’s customers around the world. The Company has extended its product offerings through several of its subsidiaries, including The Plow & Hearth, Inc. (Plow & Hearth), a direct marketer of home decor and garden merchandise, GreatFood.com, Inc. (Greatfood.com), a source for gourmet products, The Popcorn Factory, Inc., (The Popcorn Factory) a manufacturer and direct marketer of premium popcorn and specialty food gifts, and the Children’s Group, Inc., a direct marketer of unique children’s toys and games operating under the HearthSong and Magic Cabin Dolls brand names. The Company operates in one business segment, providing its customers with convenient, multi-channel access via the Internet, telephone, catalogs and retail stores.

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Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

               Selection and Profile of Comparable Companies

BUILD-A-BEAR WORKSHOP INC.

Build-A-Bear Workshop, Inc. is a specialty retailer of plush animals and related products. It offers an extensive and coordinated selection of merchandise, including over 30 different styles of animals to be stuffed and a variety of clothing, shoes and accessories for the stuffed animals. The Company’s stores are primarily located in major malls. In addition to its stores, the company markets its products and builds its brand through its website and at event-based locations and sports venues.

The Company’s product line includes approximately 30 to 35 varieties of animals to be stuffed, as well as a variety of other items, such as athletic uniforms, seasonal costumes and its exclusive Hibernities sleepwear collection, fun accessories, such as glasses, hats, Paw Wear, and sports equipment, as well as other “Bear Stuff” accessories including backpacks, Comfy Stuff Furniture and camping equipment.

The Company’s clothing includes authentic details such as functional buttons, working pockets, belt loops, and zippers and is customized for its animals with child-friendly, easy-to-dress details, such as an opening for the stuffed animal’s tail and adjustable closures to help fit any size animal.

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Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

               Selection and Profile of Comparable Companies

BOYDS COLLECTIONS LTD.

The Boyds Collection, Ltd. was founded in 1979. The Company is a designer, importer and distributor of high-quality, hand-crafted collectibles, gift, and other specialty products. Boyds sells its products through an extensive network of approximately 14,000 accounts comprised of independent gift and collectibles retailers, premier department stores, selected catalogue retailers and other electronic and retail channels, as well as its own flagship retail store in Gettysburg, Pennsylvania. Boyds imports substantially all of its products from manufacturers in China through buying agencies.

The Boyds Collection, Ltd. operates in two segments that consist of the Company’s wholesale gift business and the Company’s retail gift/entertainment business. In September 2002, Boyds Bear Country™ store opened in Gettysburg, Pennsylvania.

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Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

               Selection and Profile of Comparable Companies

REDENVELOPE INC.

RedEnvelope Inc is a retailer of upscale gifts. The Company offers an assortment of high-quality, innovative gifts, many of which are exclusive to RedEnvelope. The Company’s merchants travel the world for original, innovative products and often commission artists and vendors to create gifts exclusively for RedEnvelope shoppers. Its website, www.redenvelope.com, allows customers to shop for gifts by occasion, recipient, lifestyle and price, and, depending on the season. The Company also publishes a photographed, full-color catalog several times during the year, which generally features approximately 135 products, increasing to approximately 250 products during the holiday shopping season. The Company’s catalog serves as the primary advertising vehicle for its website.

The Company offers a wide variety of products in numerous product categories, including flowers and plants, jewelry, men’s and women’s accessories, gift baskets, gourmet foods, personal care, sports and games, gadget and tools, baby and kids, home and garden, office, and bar, wine and cigar accessories. The Company also offers its customers a gift wrapping option, whereby its gifts are delivered to the recipient in a branded, red box with a distinctive, hand-tied ivory ribbon.

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Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

               Selection and Profile of Comparable Companies

RUSS BERRIE & COMPANY

Russ Berrie and Company, Inc. was founded in 1963 and was incorporated in New Jersey in 1966. Russ Berrie and Company is a designer, importer, marketer and distributor of gift, home décor, infant, and functional consumer products.

The Company operates in two segments, which consist of the Company’s core gift business and the Company’s non-core business. The Company’s core business designs, manufactures through third parties and markets a wide variety of gift and home décor products to retail stores throughout the United States and throughout the world via the Company’s international wholly-owned subsidiaries and distributors. The Company’s gift products are designed to appeal to the emotions of consumers to reflect their feelings of happiness, friendship, fun, love and affection.

The Company’s non-core businesses design and market functional consumer products and consists of Sassy, Inc., and the Company’s wholly-owned subsidiary Bright of America, Inc. These products are sold to consumers, primarily in the United States, through mass marketers.

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Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

               Selection and Profile of Comparable Companies

FTD GROUP INC.

FTD Group, Inc. provides floral-related products and services to consumers and retail florists in the United States. The company’s Florist Segment provides products and services to its network of approximately 20,000 FTD-member florists. It comprises three sub-segments that include Member Services, Mercury Technology and Specialty Wholesaling. The company also designs specialized floral bouquets during holiday seasons, such as Valentine’s Day, Mother’s Day and Christmas. Consumer Segment The company’s Consumer Segment is an Internet and telephone marketer of flowers and specialty gift items to consumers, which operates primarily through its www.ftd.com Web site.  The company recently completed its IPO in February 2004.

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